EXHIBIT 99.1
Visual Sciences, Inc.
(formerly known as WebSideStory, Inc.)
Index To Financial Statements

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Visual Sciences, Inc. (formerly WebSideStory, Inc.)
     We have completed integrated audits of Visual Sciences, Inc.’s (formerly WebSideStory, Inc.) 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders’ equity and comprehensive income (loss) present fairly, in all material respects, the financial position of Visual Sciences, Inc. (formerly WebSideStory, Inc.) and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.
Internal control over financial reporting
     Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2006 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Visual Sciences, LLC from its assessment of internal control over financial reporting as of December 31, 2006 because it was acquired by the Company in a purchase business combination during 2006. We have also excluded Visual Sciences, LLC from our audit of internal control over financial reporting. Visual Sciences, LLC is a wholly-owned subsidiary whose total assets and total revenues represent approximately 37% and 15%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
March 9, 2007, except with respect to our
opinion on the Consolidated Financial Statements
insofar as it relates to Notes 1 and 10, as to which the
date is June 4, 2007

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$19,713	$19,968
Investments	5,606	11,712
Accounts receivable, net	15,654	7,842
Deferred tax assets	708	507
Prepaid expenses and other current assets	3,943	2,304

Total current assets	45,624	42,333

Property and equipment, net	6,562	2,532
Investments	—	3,276
Goodwill	49,380	21,286
Intangible assets, net	19,732	6,901
Deferred tax assets	14,956	9,166
Other assets	1,314	2,249

	$137,568	$87,743

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$987	$877
Accrued liabilities	9,327	3,880
Deferred revenue	20,924	12,801
Capital lease short-term	38	83
Current maturities of notes payable	19,708	—

Total current liabilities	50,984	17,641

Capital lease long-term	50	90
Other liabilities	781	196

Total liabilities	51,815	17,927

Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized and no shares issued and outstanding at December 31, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 19,238,781 and 18,401,180 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	19	18
Additional paid-in capital	137,862	114,934
Unearned stock-based compensation	(22)	(630)
Accumulated other comprehensive income	219	103
Accumulated deficit	(52,325)	(44,609)

Total stockholders’ equity	85,753	69,816

	$137,568	$87,743

See accompanying notes.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues
Subscription, hosting and support	$53,307	$36,732	$22,405
License	3,524	—	—
Professional services	5,319	996	71
Advertising	2,377	1,724	126

Total revenues	64,527	39,452	22,602

Cost of revenues
Cost of revenue	16,283	6,574	3,315
Amortization of intangible assets	2,646	202	—

Total cost of revenues	18,929	6,776	3,315

Gross profit	45,598	32,676	19,287

Operating expenses
Sales and marketing	26,450	14,654	9,922
Technology development	12,824	4,955	3,792
General and administrative	14,277	6,162	3,931
Amortization of intangible assets	3,202	1,147	—

Total operating expenses	56,753	26,918	17,645

(Loss) income from operations	(11,155)	5,758	1,642

Interest expense	(1,765)	(34)	(38)
Interest income	696	905	205
Other (expense) income	4	(43)	5

Total other (expense) income	(1,065)	828	172

(Loss) income before income taxes	(12,220)	6,586	1,814

(Benefit from) provision for income taxes	(4,491)	(3,073)	46

(Loss) income before cumulative effect of change in accounting principle (net of tax)	(7,729)	9,659	1,768

Cumulative effect of change in accounting principle (net of tax)	13	—	—

Net (loss) income	(7,716)	9,659	1,768
Constructive dividend on redemption of redeemable preferred stock	—	—	(1,389)
Accretion of discount on redeemable preferred stock	—	—	(1,326)

Net (loss) income attributable to common stockholders	$(7,716)	$9,659	$(947)

Basic net (loss) income per common share:
(Loss) income before cumulative effect of change change in accounting principle	$(0.41)	$0.56	$(0.13)
Cumulative effect of change in accounting principle	—	—	—

Basic net (loss) income per common share	$(0.41)	$0.56	$(0.13)

Diluted net (loss) income per common share:
(Loss) income before cumulative effect of change change in accounting principle	$(0.41)	$0.51	$(0.13)
Cumulative effect of change in accounting principle	—	—	—

Diluted net (loss) income per common share	$(0.41)	$0.51	$(0.13)

Shares used in per share calculations:
Basic	18,678,099	17,231,411	7,300,809

Diluted	18,678,099	18,774,978	7,300,809

See accompanying notes.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)

					Accumulated
			Additional	Unearned	Other		Stockholders’	Comprehensive
	Common Stock		Paid-in	Stock-based	Comprehensive	Accumulated	(Deficit) /	(Loss) /
	Shares	Amount	Capital	Compensation	Income	Deficit	Equity	Income
Balance at December 31, 2003	4,577,437	$5	$17,733	$(1,157)	$276	$(56,036)	$(39,179)	$(1,922)

Issuance of common stock for cash net of $4.4 million issuance costs	5,000,000	5	38,082	—	—	—	38,087	—
Conversion of convertible redeemable preferred stock	5,634,131	6	28,000	—	—	—	28,006	—
Exercise of stock options and warrants	413,288	—	439	—	—	—	439	—
Unearned stock-based compensation	—	—	504	(504)	—	—	—	—
Amortization of stock-based compensation	—	—	—	882	—	—	882	—
Accretion of discount on redeemable preferred stock	—	—	(1,305)	—	—	—	(1,305)	—
Amortization of premium on Series A convertible redeemable preferred stock	—	—	852	—	—	—	852	—
Accretion of discount on Series B and Series C convertible redeemable preferred stock	—	—	(21)	—	—	—	(21)	—
Constructive dividend on redemption of redeemable preferred stock	—	—	(1,389)	—	—	—	(1,389)	—
Foreign currency adjustment	—	—	—	—	5	—	5	5
Net income	—	—	—	—	—	1,768	1,768	1,768

Balance at December 31, 2004	15,624,856	16	82,895	(779)	281	(54,268)	28,145	1,773

Exercise of stock options	334,713	—	974	—	—	—	974	—
Tax benefit from stock option exercise	—	—	1,729	—	—	—	1,729	—
Warrant Exercise	74,639	—	—	—	—	—	—	—
Stock issuance for acquisition	2,366,972	2	29,138	—	—	—	29,140	—
Warrant issuance	—	—	77	—	—	—	77	—
Option assumption for acquisition	—	—	—	(651)	—	—	(651)	—
Modification of option award	—	—	138	—	—	—	138	—
Unearned stock-based compensation	—	—	(17)	17	—	—	—	—
Amortization of stock-based compensation	—	—	—	783	—	—	783	—
Foreign currency adjustment	—	—	—	—	(21)	—	(21)	(21)
Unrealized loss on available-for-sale securities	—	—	—	—	(157)	—	(157)	(157)
Net income	—	—	—	—	—	9,659	9,659	9,659

Balance at December 31, 2005	18,401,180	18	114,934	(630)	103	(44,609)	69,816	9,481

Exercise of stock options	230,979	1	1,463	—	—	—	1,464	—
Vesting of restricted stock awards	9,166	—	—	—	—	—	—	—
Warrant exercise	271,918	—	—	—	—	—	—	—
Tax benefit from stock option exercise	—	—	857	—	—	—	857	—
Stock issuance for Avivo escrow release	325,538	—	3,417	—	—	—	3,417	—
Warrant issuance for acquisition	—	—	6,358	—	—	—	6,358	—
Transfer of unearned stock-based compensation upon adoption of SFAS No. 123R	—	—	(534)	534	—	—	—	—
Cumulative effect of change in accounting principle	—	—	(13)	—	—	—	(13)	—
Amortization of stock-based compensation	—	—	11,380	74	—	—	11,454	—
Foreign currency adjustment, net of tax of $16	—	—	—	—	51	—	51	51
Unrealized gain on available-for-sale securities, net of tax of $28	—	—	—	—	44	—	44	44
Reclassification adjustment for realized loss on available-for-sale securities, net of tax of $14	—	—	—	—	21	—	21	21
Net loss	—	—	—	—	—	(7,716)	(7,716)	(7,716)

Balance at December 31, 2006	19,238,781	$19	$137,862	$(22)	$219	$(52,325)	$85,753	$(7,600)

See accompanying notes.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities
Net (loss) income	$(7,716)	$9,659	$1,768
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,956	2,660	1,009
Debt discount amortization	968	—	—
Bad debt provision	343	112	28
Stock-based compensation	11,424	998	882
Loss on sale of securities	35	—	—
Windfall tax benefits from stock options exercised	(519)	—	—
Deferred income taxes	(4,756)	(3,318)	64
Cumulative effect of change in accounting principle	(13)	—	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(5,572)	(3,633)	(1,475)
Prepaid expenses and other assets	675	(3,019)	(717)
Accounts payable and accrued liabilities	2,685	1,323	829
Deferred revenue	6,504	3,238	2,430
Other liabilities	587	(133)	(115)

Net cash provided by operating activities	13,601	7,887	4,703

Cash flows from investing activities
Purchase of investments	(10,786)	(15,276)	(34,156)
Sales of investments	11,677	—	—
Maturities of investments	8,561	25,131	9,157
Purchase of property and equipment	(4,336)	(1,526)	(1,438)
Proceeds from sale of property and equipment	35	—	—
Restricted cash, cash equivalents and investments	(442)	—	—
Acquisition, net of cash acquired	(20,630)	(2,684)	—

Net cash (used in) provided by investing activities	(15,921)	5,645	(26,437)

Cash flows from financing activities
Exercise of stock options and warrants	1,463	974	439
Windfall tax benefits from stock option exercises	519	—	—
Payments on capital lease	(84)	(62)	(27)
Payments on note payable	—	(85)	—
Redemption of redeemable preferred stock	—	—	(16,750)
Proceeds from sale of common stock	—	—	38,087

Net cash provided by financing activities	1,898	827	21,749

Effect of exchange rate changes on cash	167	(101)	5

Net (decrease) increase in cash and cash equivalents	(255)	14,258	20
Cash and cash equivalents at beginning of year	19,968	5,710	5,690

Cash and cash equivalents at end of year	$19,713	$19,968	$5,710

Supplemental cash flow information:
Cash paid for interest	$—	$—	$4
Cash paid for income taxes	2	77	22
Supplemental disclosure of non-cash investing and financing activities:
Business combination with Visual Sciences, LLC
Cash paid for business combination, net of cash acquired	$20,186	$—	$—
Fair value of debt issued in business combination	18,740	—	—
Fair value of warrants issued in business combination	6,358	—	—
Liabilities assumed in business combination	3,521	—	—

Total fair value of assets acquired in business combination	$48,805	$—	$—

See accompanying notes.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS-Continued
(in thousands)

	Year Ended December 31,
	2006	2005	2004
Business combination with Atomz
Cash paid for business combination, net of cash acquired	$444	$2,684	$—
Fair value of common stock issued in business combination	3,418	27,731	—
Fair value of common stock options granted as part of business combination	—	1,409	—
Liabilities assumed in business combination	—	4,451	—

Total fair value of assets acquired in business combination	$3,862	$36,275	$—

Non-cash purchases of property and equipment	$573	$—	$—

Equipment acquired under capital lease and note payable	$—	$—	$153

See accompanying notes.

VISUAL SCIENCES, INC.
(FORMERLY KNOWN AS WEBSIDESTORY, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. The Company and Nature of Business
     Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) was founded and commenced operations in September 1996 and is a provider of real-time analytics applications. In May 2007, the company changed its name from WebSideStory, Inc. to Visual Sciences, Inc. (together with its subsidiaries, the “Company”). In 2006, the Company operated through two divisions — the WebSideStory division and the Visual Sciences division. In December 2006, the Company announced the consolidation of its analytics sales, services and marketing organizations into a single force for 2007, enabling it to execute a single strategy across two brands, WebSideStory and Visual Sciences, and their associated product lines. During the first quarter of 2007, the Company merged its two reportable business segments and began operating its business in one reportable segment: a suite of products that builds and optimizes a company’s online presence and analyzes customer interactions and data across a company’s business. Accordingly, all periods presented herein have been reclassified to conform to the single reportable segment.
     The majority of the Company’s operations are conducted in the United States. In order to pursue the sale of its products and services in international markets, the Company established wholly owned subsidiaries in France (February 2000), the Netherlands (August 2000) and the United Kingdom (April 2003).
2. Summary of Significant Accounting Policies
Use of Estimates
     The consolidated financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.
Principles of Consolidation
     The consolidated financial statements include the accounts of Visual Sciences, Inc. and its wholly owned subsidiaries. The results of operations for the years ended December 31, 2006 and 2005 include the results of operations of Visual Sciences, LLC (“VS”) commencing on February 1, 2006 and the results of operations of Avivo Corporation, commencing on May 4, 2005. All intercompany balances and transactions have been eliminated in the consolidated financial statements.
Foreign Currency
     The Company’s foreign subsidiaries utilize their local currency as their functional currency. The accounts of these foreign subsidiaries have been translated into U.S. dollars using the current exchange rate as of the balance sheet date for assets and liabilities and the average exchange rate for the period for revenues and expenses. Cumulative translation gains or losses are recorded as accumulated other comprehensive income in stockholders’ equity.
Concentration of Risk
     The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable.
     Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.
     The Company’s accounts receivable and revenue are derived from a large number of customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.

     Substantially all of the advertising revenue for the years ended December 31, 2006, 2005 and 2004 was derived from one customer. Advertising revenue from that one customer accounted for approximately 4% of consolidated revenue for the years ended December 31, 2006 and 2005 and approximately 1% for the year ended December 31, 2004. The Company had no revenue generated from a single customer that accounted for more than 10% of revenue for the years ended December 31, 2006, 2005 or 2004. There were no customers that individually accounted for more than 10% of total accounts receivable as of December 31, 2006 or 2005.
     The Company’s servers related to its services and its customer data are located at three, third-party co-location facilities: one in San Diego, California, operated by Level 3 Communications, LLC; one in San Jose, California operated by Equinix Operating Co., Inc.; and one in Ashburn, Virginia also operated by Equinix Operating Co., Inc.
     The Company does not control the operation of these facilities, and such facilities are vulnerable to damage or interruption in the event that one or more of such third-party co-location facilities fail.
Geographical Information
     As of December 31, 2006 and 2005, assets located outside the United States were 4% of total assets. Revenues generated by subsidiaries outside the United States for the years ended December 31, 2006, 2005 and 2004 were 13%, 14% and 16%, respectively, of total revenues.
Revenue Recognition
     The Company derives its revenue from the sale of products and services that it classifies into the following four categories: (1) subscription, hosting and support; (2) license; (3) professional services; and (4) advertising. The Company sells its services and licenses its products primarily through its direct sales force. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.
     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, and related interpretations, SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition. For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.
     Subscription, Hosting and Support Revenue
     Subscription, hosting and support revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer as described below; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of the fees is probable.

     The Company begins revenue recognition for services based on the following:
•	Revenue recognition for subscription services begins when the customer has been given access to the service or after acceptance.

•	Revenue recognition for post-contract support begins upon execution of the software license agreement or after acceptance of the related software license, and hosting support services begins upon acceptance of the software. For contracts without acceptance provisions, revenue recognition for post-contract support begins upon completion of installation and for hosting, upon delivery of the service.
     Subscription and hosting revenues are recognized over the term of the related contract periods, which generally range from six months to two years. The Company warrants certain levels of uptime reliability under subscription arrangements and permits its customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. The Company has rarely provided any such credits or termination rights. Subscription and hosting revenues that are invoiced and paid in advance of delivery of the service are recorded as deferred revenue.
     All software license arrangements include initial term post-contract support services, which are recognized ratably over the term of the post-contract service period, typically one year. Post-contract support services provide customers with rights to when and if available updates, maintenance releases and patches released during the term of the support period.
     License Revenue
     The Company derives its license revenue from selling perpetual software licenses to its customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. Pricing is based on a standard price list with volume and marketing related discounts. The perpetual software licenses are sold with the first year of post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes.
     For contracts with multiple elements, the Company recognizes revenue using the residual method in accordance with SOP 98-9. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue, assuming all other revenue recognition criteria have been met. If evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is recognized when evidence of fair value is determined or when all elements of the arrangement are delivered. Vendor specific objective evidence (“VSOE”) for post-contract services is based on the stated renewal rate in the contract if that rate is substantive.
     Revenue for perpetual software licenses is recognized when all of the following occur:
1.	Persuasive evidence of an arrangement exists, which consists of a written contract signed by both the customer and the Company.

2.	Delivery has occurred, which is after acceptance of the software, or for contracts without acceptance provisions, delivery occurs after completion of installation.

3.	The fee is fixed or determinable, which occurs when the Company has a signed contract that states the agreed upon fee for its products and/or services and specifies the related terms and conditions that govern that arrangement.

4.	Collection is probable as determined by the payment history of the customer and the customer’s financial position.

     Professional Services Revenue
     VSOE of fair value for professional consulting and training services is determined by reference to the Company’s established pricing and discounting practices for these services when sold separately. Revenue is derived primarily from time and material based contracts and is recognized as time is incurred.
     Advertising Revenue
     Advertising revenue is recognized based on actual delivery of advertisements.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.
Restricted Cash
     Restricted cash consists of the remaining $202,000 of the original Escrow Amount that was held back to secure certain ongoing indemnification obligations of Avivo and, non-cancelable letters of credit in the aggregate amount of $442,000 to secure future payments under leases for two facilities. The hold back for the indemnification obligations and the funds that secure the letters of credit for the bank have been classified as restricted cash and included in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2006.
Investments
     Management determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. As of December 31, 2006 and 2005 all marketable securities have been classified as available-for-sale. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss), net of tax. Declines in the fair value of these securities judged to be other than temporary, if any, are included in interest expense. Interest and dividends on available-for-sale securities are included in interest income. Realized gains and losses are recognized based on the specific identification method. The Company defines short term investments as income yielding securities that can readily be converted to cash.
     The Company regularly monitors and evaluates the realizable value of its investments to assess for other than temporary declines in value. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in the industry; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair market value.
Accounts Receivable
     The Company’s accounts receivable are derived from a large number of direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At December 31, 2006 and 2005, the allowance for potential credit losses was $566,000 and $365,000, respectively. The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability. The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Deferred Commissions
     Deferred commissions are the incremental direct cost of sales commissions paid to the Company’s direct sales force. The timing of commission payments varies but typically 50% of the commissions are paid 30 days after access to the hosted services is provided. The balance of the commissions is generally paid in 12 monthly installments. The deferred commission amounts are recoverable through the future revenue streams under non-cancelable customer contracts; therefore, the commissions are deferred and amortized over the non-cancelable terms of the related customer contracts. Deferred commissions are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. Amortization of deferred commissions is included in sales and marketing expense in the accompanying consolidated statements of operations.
     Deferred commissions as of December 31, 2006 and 2005 were $1.7 million and $1.3 million, respectively.
Property and Equipment
     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of those assets as follows:

Computers, equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated useful life of 7 years or the remaining lease term
     Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation or amortization is removed and the gain or loss is recorded. Repair and maintenance costs are expensed in the period incurred.
Goodwill and Other Intangible Assets
     The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other identifiable intangible assets with indefinite useful lives be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company tests goodwill for impairment annually, in the second quarter of each fiscal year, or more frequently if events and circumstances warrant.
Impairment of Long-Lived Assets
     The Company accounts for long-lived assets in accordance with SFAS No. 144. The Company assesses potential impairment to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. There has been no impairment loss recognized through December 31, 2006.
Internal-use Software and Website Development Costs
     The Company capitalizes qualifying software and website development costs in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and EITF 00-02, Accounting for Website Development Costs. These costs are incurred during the application development stage, and amortized over their estimated useful lives ranging from two to three years. The Company capitalized $0.4 million and $1.2 million during the years ended December 31, 2006 and 2005, respectively. The amounts capitalized in 2006 primarily relate to software that is used to support the Company’s keyword bid management application which was released in May 2006. Net capitalized software and website development costs of $1.2 million and $1.3 million as of December 31, 2006 and 2005, respectively, are included in other assets in the accompanying consolidated balance sheets. Amortization expense totaled $491,000, $154,000 and $58,000 during the years ended December 31, 2006, 2005 and 2004, respectively.
Software Development Costs
     Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility when a working model has been completed. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed during the year ended December 31, 2006.
Comprehensive Income (Loss)
     Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events, including foreign currency translation adjustments and unrealized gains and losses on available-for-sale investments. The reclassification adjustment for net realized gains (losses) results from the recognition of the net realized gains (losses) in the statement of operations when marketable securities are sold. The Company presents comprehensive income (loss) in its consolidated statements of stockholders’ equity.
Cost of Revenues
     The Company’s cost of revenues primarily consists of internet connectivity costs, collocation facility charges, depreciation on network infrastructure and personnel associated with the Company’s professional services as well as network operations. A substantial portion of these costs are related to the subscription, hosting and support revenue line item in the consolidated statements of operations.
Accounting for Stock-Based Compensation
     On January 1, 2006, the Company adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and amends SFAS No. 95, Statement of Cash Flows (“SFAS No. 95”). SFAS No. 123R requires companies to recognize in the income statement the estimated fair value of stock-based compensation.
     The Company previously accounted for its stock-based compensation using the intrinsic value method as defined in APB Opinion No. 25 and accordingly, prior to January 1, 2006, compensation expense for stock options was measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company used the modified prospective transition method to adopt the provisions of SFAS No. 123R. Under this method, unvested awards at the date of adoption are amortized based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, with the exception of options granted prior to the Company’s initial public offering (“pre-IPO awards”). The pre-IPO awards will continue to be amortized based on the grant date intrinsic value in accordance with APB Opinion No. 25. Awards that are granted or modified after the date of adoption will be measured and accounted for in accordance with SFAS No. 123R. Based upon the Company’s analysis of the requirements of SFAS No. 123R, the Company reclassified its unamortized deferred compensation related to the issuance of unvested common stock awards (excluding pre-IPO awards) that was reported in the equity section of the balance sheet to additional paid-in capital.

     As a result of the adoption of SFAS No. 123R, the Company’s loss from continuing operations and loss before income taxes for the year ended December 31, 2006 were each approximately $7.3 million higher, net loss was approximately $4.4 million higher, net cash provided by operating activities was approximately $519,000 lower and net cash provided by financing activities was approximately $519,000 higher than under the Company’s previous accounting method for stock-based compensation. Basic and diluted net loss per common share for the year ended December 31, 2006 both increased by $0.24.
     In periods prior to the adoption of SFAS No. 123R, the Company did not present the pro forma effects of capitalizing certain stock-based compensation costs on the balance sheet. However, in accordance with SFAS No. 123R, the Company has capitalized $45,000 of stock-based compensation costs related to internal-use software development costs during the year ended December 31, 2006.
     Prior to the adoption of SFAS No. 123R benefits of expected tax deductions in excess of recognized compensation costs (“windfall benefits”) were reported as operating activity cash flows. SFAS No. 123R amended SFAS No. 95 and requires that such windfall benefits be recorded as a financing activity cash inflow. As a result, the Company has shown the windfall tax benefit amount of $519,000 in the cash flows from financing activities section of the consolidated statement of cash flows with a corresponding reduction in the cash flows from operating activities for the year ended December 31, 2006.
     Under SFAS No. 123, the Company previously followed an accounting policy of recognizing forfeitures as they occurred. SFAS No. 123R requires that compensation cost be recorded only for the awards that are expected to be earned and therefore an estimate of expected forfeitures must be used. As part of the implementation of SFAS No. 123R, the Company estimated expected forfeitures based upon its history and experience and expectations for the future. Total stock-based compensation expense has been recorded net of expected forfeitures. The Company has also applied the estimated forfeiture rate to adjust stock-based compensation expense recognized in prior periods for awards not expected to vest. This adjustment, totaling approximately $13,000 net of taxes, has been presented as a cumulative effect of a change in accounting principle.
     The Company adopted the alternative transition method provided in FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R. The Company has adopted the tax law ordering approach for the utilization of tax attributes.
     The following table presents the stock-based compensation expense included in the Company’s cost of revenues, sales and marketing, technology development, and general and administrative expenses for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2006	2005	2004
Cost of revenues	$2,359	$58	$15
Sales and marketing	3,791	183	209
Technology development	2,555	334	37
General and administrative	2,719	423	621

Stock-based compensation expense	$11,424	$998	$882

     The fair value of each stock-based compensation award granted during the year ended December 31, 2006 was estimated on the date of grant using the Black-Scholes option pricing model (“Black-Scholes”) with the following weighted average assumptions:

Year Ended
December 31, 2006
Risk free interest rate	4.52%
Expected dividend yield	—
Expected volatility	46.5%
Expected life (in years)	3.9

     The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on an average of historical volatility of a peer group of companies comparable to the Company. The expected life of the Company’s options is based on an average of expected option terms disclosed by a peer group of companies comparable to the Company. The dividend yield reflects the fact that the Company has never declared or paid any cash dividends and does not currently anticipate paying cash dividends in the future.
     Prior to adopting the provisions of SFAS No. 123R, the Company recorded compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to APB Opinion No. 25. Had compensation expense for employee stock options been determined based on the fair value of the options on the date of grant, using the assumptions discussed below for the years ended December 31, 2005 and 2004, the Company’s net income would have been as follows (in thousands, except per share data):

	Year Ended December 31,
	2005	2004
Net income (loss) attributable to common stockholders — as reported	$9,659	$(947)
Add: Stock-based compensation as reported in the statements of operations determined under the intrinsic value based method	998	882
Deduct: Total stock-based employee compensation expense determined under the fair value based method	(3,440)	(1,127)

Pro forma net income (loss) attributable to common stockholders	$7,217	$(1,192)

Net income (loss) per share attributable to common stockholders
Basic – as reported	$0.56	$(0.13)

Diluted – as reported	$0.51	$(0.13)

Basic – pro forma	$0.42	$(0.16)

Diluted – pro forma	$0.38	$(0.16)

     The pro forma effects of estimated stock-based compensation expense on net income and earnings per share for the years ended December 31, 2005 and 2004 were estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions:

	Year Ended December 31,
	2005	2004
Risk free interest rate	3.70%	2.95%
Expected dividend yield	—	—
Expected volatility	52.4%	31.9%
Expected life (in years)	3.3	3.9
     The risk-free interest rate is based on the currently available rate on a U.S Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The expected volatility of stock options is based on the historical volatility of the Company. The expected life of the Company’s options is estimated based on historical exercise patterns of the Company. The dividend yield reflects the fact that the Company has never declared or paid any cash dividends and does not currently anticipate paying cash dividends in the future.
Net (Loss) Income per Share
     Basic net (loss) income per share is determined by dividing net (loss) income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if options and warrants to purchase common stock were exercised. In periods in which the inclusion of such instruments was anti-dilutive, the effect of such securities was not given consideration.
     The Company has excluded outstanding stock options and unvested common stock subject to repurchase from the calculation of diluted loss per share for the year ended December 31, 2006 because such securities are anti-

dilutive for that period as the Company was in a net loss position. The Company has excluded all convertible redeemable preferred stock, outstanding stock options and unvested common stock subject to repurchase from the calculation of diluted loss per share for the year ended December 31, 2004 because such securities were anti-dilutive for these periods. The total number of potential common shares excluded from the calculation of diluted loss per share is as follows:

	Year Ended December 31,
	2006	2005	2004
Potential shares excluded from diluted loss per share
Unvested common stock	70,619	—	285,200
Options and warrants	1,230,863	—	1,084,220
Convertible redeemable preferred stock	—	—	4,225,598

	1,301,482	—	5,595,018

     In addition, employee stock options and restricted common stock to purchase 1,497,960, 108,552 and 203,567 shares of common stock during the years ended December 31, 2006, 2005 and 2004, respectively, were outstanding but not included in the computation of diluted earnings per share, because the option price was greater than the average market price of the common stock, and therefore, the effect on diluted earnings per share would be anti-dilutive.
     The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2006, 2005 and 2004 (in thousands, except share and per share data):

	Year Ended December 31,
	2006	2005	2004
Numerator:
Net (loss) income attributable to common stockholders	$(7,716)	$9,659	$(947)

Denominator:
Weighted average common shares outstanding	18,678,099	17,231,411	7,300,809

Denominator of basic calculation	18,678,099	17,231,411	7,300,809
Effect of dilutive securities:
Weighted average stock options, warrants and restricted common stock	—	1,543,567	—

Denominator of diluted calculation	18,678,099	18,774,978	7,300,809

Net (loss) income per common share:
Basic	$(0.41)	$0.56	$(0.13)
Diluted	$(0.41)	$0.51	$(0.13)
     The amount of accretion related to the amortization of the discount on the redeemable preferred stock was $0 for the years ended December 31, 2006 and 2005 and $1.3 million for the year ended December 31, 2004. The amount of the unamortized discount on the redeemable preferred stock on October 1, 2004 (the redemption date) was recorded as a dividend in arriving at net loss attributable to common stockholders in the amount of $1.4 million.
Income Taxes
     The Company provides for income taxes using the liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management has determined that no such valuation allowance was necessary as of December 31, 2006. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards and the Company’s stock price exceeding the exercise price of the related stock options at the time of exercise. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted. In connection with the Company’s initial public offering, the Company triggered a change in control resulting in annual limitations on the amount of the historical net operating losses that can be utilized to offset future taxable income.
     The Company has not provided applicable U.S. income and foreign withholding taxes on undistributed earnings from foreign subsidiaries at December 31, 2006, 2005 and 2004, since they are expected to be reinvested indefinitely outside the U.S. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability that might be payable if those earnings were eventually repatriated. The Company’s cumulative undistributed earnings were approximately $498,000 as of December 31, 2006.
Warranties and Indemnification
     The Company warrants certain levels of uptime reliability and permits its customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. The Company has rarely provided any such credits or termination rights.
     The Company’s agreements generally require the Company to indemnify its customers for third party intellectual property infringement claims.
     The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of those persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request.
Advertising Expenses
     Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2006, 2005 and 2004 totaled $627,000, $280,000 and $268,000, respectively, and are included in sales and marketing expense.
Leases
     The Company accounts for its leases and subsequent amendments under the provisions of SFAS No. 13, Accounting for Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. All of the Company’s leases for office facilities are classified as operating leases. Minimum base rent for the Company’s operating leases, which generally have escalating rentals over the term of the lease, are recorded on a straight-line basis over the initial lease term.
Future Accounting Requirements
     In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN No. 48 will have on its financial statements.
     In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. The accounting provisions of SFAS No. 157 will be effective for the Company beginning January 1, 2008. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.
     In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires companies to quantify misstatements using both the balance sheet and income statement approaches to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the initial adoption is determined to be material, SAB No. 108 allows companies to record that effect as a cumulative effect adjustment to beginning-of-year retained earnings. The accounting provisions of SAB No. 108 became effective for the Company as of the end of its 2006 fiscal year. There was no impact to the Company’s financial statements as a result of the adoption of SAB No. 108.
3. Composition of Certain Balance Sheet Captions
Investments
     Short-term and long term investments, which are classified as available-for-sale, consist of the following (in thousands):

	Short-term		Long-term
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Certificates of deposit	$767	$3,418	$—	$755
Auction rate securities	1,000	—	—	—
Mortgage backed securities	3,839	3,983	—	2,521
Federal agencies	—	4,311	—	—

	$5,606	$11,712	$—	$3,276

     Available-for-sale securities were comprised as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
As of December 31, 2006
Certificates of deposit	$768	$—	$(1)	$767
Auction rate securities	1,000	—	—	1,000
Mortgage backed securities	3,889	—	(50)	3,839
Federal agencies	—	—	—	—

	$5,657	$—	$(51)	$5,606

As of December 31, 2005
Certificates of deposit	$4,203	$—	$(30)	4,173
Auction rate securities	—	—	—	—
Mortgage backed securities	6,588	—	(84)	6,504
Federal agencies	4,354	—	(43)	4,311

	$15,145	$—	$(157)	$14,988

     In accordance with EITF No. 03-01, The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments, the table above summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by individual investment category. The individual mortgage backed securities have been in a loss position the entire year and are the result of having a fixed interest rate yield while market interest rates have been rising from the time they were purchased in 2004. In February 2006, all marketable securities were sold to fund the acquisition of VS. As a result of selling the marketable securities before maturity, the Company realized a loss of $35,000 for the year ended December 31, 2006. There were no realized gains or losses in 2005.
     Fixed-income securities included in short-term investments above, are summarized by their contractual maturities as follows (in thousands):

December 31,
2006
Less than one year	$—
One to five years	619
Five to ten years	703
Over ten years	2,517

$3,839

Accounts Receivable
     The following table sets forth the components of accounts receivable (in thousands):

	December 31,	December 31,
	2006	2005
Accounts receivable
Trade accounts receivable	$16,220	$8,207
Allowance for doubtful accounts	(566)	(365)

	$15,654	$7,842

     The following table sets forth the activity within the allowance for doubtful accounts (in thousands):

	December 31,	December 31,	December 31,
	2006	2005	2004
Allowance for doubtful accounts
Beginning balance	$365	$407	$553
Bad debt provision	343	112	28
Write offs	(196)	(207)	(192)
Write off recoveries	54	53	18

Ending balance	$566	$365	$407

Prepaid Expenses and Other Current Assets
     The following table sets forth the components of prepaid expenses and other current assets (in thousands):

	December 31,	December 31,
	2006	2005
Deferred commissions	$1,672	$1,314
Restricted cash held in escrow and restricted for letters of credit	644	—
Other prepaid expenses	1,627	990

	$3,943	$2,304

Property and Equipment
     The following table sets forth the components of property and equipment (in thousands):

	December 31,	December 31,
	2006	2005
Computers and office equipment	$11,603	$5,252
Furniture and fixtures	1,288	1,025
Leasehold improvements	870	369

	13,761	6,646
Accumulated depreciation and amortization	(7,199)	(4,114)

	$6,562	$2,532

     Total depreciation expense was $2.6 million, $1.2 million and $0.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.
     The Company leases certain computer and office equipment under capital leases. As of December 31, 2006 and 2005, $121,000 of such equipment is included in property and equipment. Accumulated amortization relating to this equipment totaled $50,000 and $26,000 at December 31, 2006 and 2005, respectively.

Goodwill and Intangible Assets
     The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are as follows (in thousands):

Goodwill
Balance as of December 31, 2004	$—
Acquisition of Avivo	21,286

Balance as of December 31, 2005	21,286
Acquisition of Visual Sciences, LLC	24,145
Avivo net purchase price adjustments	87
Avivo escrow release	3,862

Balance as of December 31, 2006	$49,380

     The following table sets forth the components of intangible assets, net (in thousands):

	December 31, 2006			December 31, 2005
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Customer relationships	$11,240	$(3,985)	$7,255	$7,340	$(1,147)	$6,193
Maintenance contracts	1,670	(263)	1,407	—	—	—
Acquired complete technology	13,690	(2,849)	10,841	910	(202)	708
Trade name	330	(101)	229	—	—	—

	$26,930	$(7,198)	$19,732	$8,250	$(1,349)	$6,901

     The customer relationships, maintenance contracts, acquired complete technology and trade name have weighted average amortization periods of approximately 63 months, 120 months, 58 months and 36 months, respectively. The values assigned to the intangible assets were, in large part, based on the values determined using a discounted cash flow model. The customer relationships and maintenance contracts are amortized based on the pattern in which the economic benefit is consumed and the acquired complete technology and trade name are amortized on a straight-line basis, which approximates that pattern.
     Total amortization expense was $5.8 million, $1.3 million and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. Future amortization expense for 2007, 2008, 2009, 2010, 2011 and thereafter is expected to be $5.4 million, $4.8 million, $4.4 million, $4.1 million, $0.6 million and $0.4 million, respectively, excluding any incremental expense that could result if we consummate future acquisitions.
Other Assets
     Other assets consist of the following (in thousands):

	December 31,	December 31,
	2006	2005
Capitalized internal-use software development costs, net of accumulated amortization of $730 and $239, respectively	$1,170	$1,280
Restricted cash held in escrow	—	807
Long term deposits and other noncurrent assets	144	162

	$1,314	$2,249

Accrued Expenses and Other Current Liabilities
     The following table sets forth the components of accrued liabilities (in thousands):

	December 31,	December 31,
	2006	2005
Accrued bonuses and commissions	$3,318	$1,579
Accrued payroll and vacation	1,094	1,017
Accrued accounting and legal services	1,177	487
Accrued interest	730	—
Accrued sublease liability	—	240
Accrued sales and income taxes	1,011	248
Accrued tenant improvements	573	—
Other accrued expenses	1,424	309

	$9,327	$3,880

Accumulated Other Comprehensive Income
     The following table sets forth the components of accumulated other comprehensive income, net of taxes (in thousands):

	December 31,	December 31,
	2006	2005
Unrealized loss on available-for-sale securities	$(93)	$(157)
Foreign currency translation adjustment	312	260

	$219	$103

4. Stockholders’ Equity
Common Stock
     The Company is authorized to issue up to 75,000,000 shares of common stock. At December 31, 2006, shares of common stock reserved for future issuance are as follows:

December 31,
2006
Stock options outstanding	3,881,395
Restricted common stock outstanding	185,637
Warrants outstanding	1,092,923
Stock options available for future grant	442,706

5,602,661

Warrants
     In November 2005, the Company issued a warrant to a consulting group to purchase 10,000 shares of the Company’s common stock with an exercise price of $17.84. The warrant is exercisable, in whole or in part during the term commencing on September 5, 2007 and ending on September 5, 2010. Additionally, as part of the merger with VS in February 2006, the Company issued warrants to purchase 1,082,923 shares of the Company’s common stock to the former holders of units of membership interest in VS. These warrants expire on August 1, 2007 and have an exercise price of $18.47 per share. The warrants issued to the former holders of units of membership interest in VS can be exercised through a net settlement in shares of the Company’s common stock.

     The following table sets forth the Company’s common stock warrants:
As of December 31, 2006

Number	Number
of Shares	of Shares	Expiration	Exercise
Outstanding	Exercisable	Date	Price
10,000	—	September 2010	$17.84
1,082,923	1,082,923	August 2007	$18.47

1,092,923	1,082,923

As of December 31, 2005

Number	Number
of Shares	of Shares	Expiration	Exercise
Outstanding	Exercisable	Date	Price
10,000	—	September 2010	$17.84
303,537	202,358	January 2013	$—

313,537	202,358

     In November 2006, the outstanding warrant for 303,537 shares of common stock was exercised with respect to 271,918 shares of the Company’s common stock. The remaining 31,619 shares of common stock were forfeited. Stock-based compensation expense related to warrants during the years ended December 31, 2006, 2005 and 2004 was $56,000, $212,000 and $255,000, respectively.
5. Business Combinations
Visual Sciences, LLC
     On February 1, 2006, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), the Company acquired all of the outstanding units of membership interest (the “Units”) of Visual Sciences, LLC (“VS”), a provider of streaming data analysis and visualization software and services, for approximately $47.1 million in consideration, consisting of approximately $22.0 million in cash, senior notes with an estimated fair value of $18.7 million (aggregate principal amount of $20.0 million) (the “Senior Notes”) and warrants to purchase 1,082,923 shares of the Company’s common stock with an estimated fair value of approximately $6.4 million. In addition, the Company issued 568,512 shares of common stock (the “Escrowed Common Stock”), which will be held in escrow until April 1, 2007 pursuant to the terms of an escrow agreement to satisfy indemnification claims, if any, of the Company against VS’s former members. In addition to the consideration outlined above, the Company also incurred approximately $1.3 million in transaction costs.
     The Company also granted to certain employees of VS 189,507 shares of restricted common stock with an aggregate estimated fair value of $3.9 million and non-qualified stock options to purchase 350,000 shares of common stock with an aggregate estimated fair value of $2.9 million, each of which will be recorded as stock-based compensation over the respective, requisite service periods pursuant to SFAS No. 123R. The merger with VS allows the Company to offer an in-house, software based, technology platform to measure, collect, integrate, manage, analyze and visualize high volumes of data across multiple channels. VS is operated as a wholly owned subsidiary of the Company.
     The $18.7 million estimated fair value assigned to the Senior Notes is the calculated fair market value of the notes based on a discount rate of 9.5%. The Senior Notes accrue interest at a rate of 4% per annum and mature on August 1, 2007. The Senior Notes are subject to mandatory repayment, on demand, at any time after April 1, 2007 or upon certain underwritten public offerings of the Company’s common stock and must be repaid if the Company incurs indebtedness that ranks senior or pari passu with the priority of payment attributable to the indebtedness represented by the Senior Notes, subject to certain exceptions for permitted indebtedness under the Senior Notes. Of the total $20 million in principal amount of the Senior Notes, $6.0 million is payable to current officers of the Company. In the first quarter of 2007, the Company repaid all of the outstanding Senior Notes. See Note 12 “Subsequent Events” below.

     The $6.4 million estimated fair value assigned to the warrants, which were fully vested upon issuance, was calculated using the Black-Scholes valuation model based on, among other things, the average closing price of the Company’s common stock of $20.21 from the period two days before and including the day of the public announcement and consummation of the merger, a warrant exercise price of $18.47 per share, a term of 1.5 years, volatility of 47% and the 1,082,923 shares of Company common stock issuable upon exercise of the warrants.
     As noted above, the Escrowed Common Stock will be held in escrow until April 1, 2007 to secure indemnification claims, if any, of the Company against VS’s former members and optionholders. The payment of the Escrowed Common Stock to the former members and optionholders of VS is contingent on the outcome of events that cannot be determined at this time. Any part of the Escrowed Common Stock paid to the former owners of VS will be accounted for as additional purchase price if, and when, such stock is no longer subject to the indemnification obligations under the Merger Agreement.
     The purchase price has been allocated as follows (in thousands):

February 1,
2006
Cash	$3,083
Accounts receivable	2,348
Prepaid expenses and other current assets, and deferred tax assets-current	1,831
Property and equipment	1,760
Other long-term assets	41
Intangible assets	18,680
Goodwill	24,145
Accounts payable and accrued liabilities	(2,210)
Deferred revenues	(1,311)

Purchase price, including transaction costs	$48,367

     The total amount assigned to goodwill is deductible for tax purposes. The weighted average amortization period for the acquired intangible assets is as follows:
•	completed technology of $12.8 million: 5 years

•	customer relationships of $3.9 million: 5 years

•	maintenance contracts of $1.7 million: 10 years

•	trade name of $0.3 million: 3 years
     The Company is currently finalizing its purchase price allocation relating to potential liabilities associated with sales taxes. The Company expects that the purchase price will be finalized during the first quarter of 2007.
     The merger with VS closed on February 1, 2006. Therefore, the Company’s results of operations for the year ended December 31, 2006 include the results of operations of VS beginning February 1, 2006. The following table summarizes unaudited pro forma operating results for the years ended December 31, 2006 and 2005 as if the Company had completed the merger as of the beginning of each period presented (in thousands, except per share data):

	Year Ended December 31,
	2006	2005
Revenues	$65,330	$48,236
(Loss) income before cumulative effect of change in accounting principle	(7,754)	4,489
Net (loss) income	(7,741)	4,489
(Loss) earnings per share — basic	(0.41)	0.26
(Loss) earnings per share — diluted	(0.41)	0.24

     This information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the merger occurred as of the beginning of each period presented, nor is it indicative of future financial results.
Avivo
     On May 4, 2005, the Company completed the acquisition of Avivo Corporation (“Avivo”), a provider of on-demand website search and content solutions. The Company paid approximately $4.2 million in cash, and issued 2,958,713 shares of common stock and options to purchase 164,434 shares of common stock, to acquire Avivo. On the acquisition date, approximately $0.8 million of the $4.2 million total cash consideration and approximately 592,000 of the 2,958,713 shares of common stock (together, the “Escrow Amount”) were deposited in escrow to secure indemnification obligations of Avivo and possible adjustments to the purchase price. In August 2006, upon the 15-month anniversary of the closing, 325,538 shares of the Company’s common stock and cash in the amount of approximately $444,000 were released from escrow. The Company recorded an increase to goodwill of $3.9 million as a result of the value of the shares released from escrow based on the closing price of its common stock on August 4, 2006. In addition, approximately $161,000 in cash was transferred out of the escrow to the Company and 118,261 shares of common stock were cancelled as a result of an earn-out adjustment. One-fourth of the original Escrow Amount was held back for an additional nine months to secure certain ongoing indemnification obligations of Avivo. The payment of the remaining Escrow Amount to the shareholders of Avivo is contingent on the outcome of events that cannot be determined at this time. Any part of the remaining Escrow Amount paid to the selling shareholders of Avivo will be accounted for as additional purchase price if, and when, such part of the remaining Escrow Amount is no longer subject to the indemnification obligations under the Avivo merger agreement.
     The Company calculated an aggregate purchase price of approximately $33.0 million including approximately $3.4 million in cash, $27.7 million in common stock and $1.4 million in options issued to Avivo shareholders as well as transaction expenses of $0.5 million. The $27.7 million assumed value of common stock is calculated based on approximately 2,367,000 shares of common stock and the average closing price of the common stock from the period two days before to two days after the public announcement of the Merger Agreement. The 2,367,000 shares of common stock is the balance remaining after the total share consideration of 2,958,713 is reduced by approximately 592,000 shares held back as part of the Escrow Amount.
     The acquisition of Avivo closed on May 4, 2005. Therefore, the Company’s results of operations for the year ended December 31, 2005 includes the results of operations of Avivo beginning May 4, 2005. The following table summarizes unaudited pro forma operating results for the years ended December 31, 2005 and 2004 as if the Company had completed the acquisition as of the beginning of each period presented (in thousands, except per share data):

	Year Ended December 31,
	2005	2004
Revenues	$42,821	$28,957
Income (loss) before cumulative effect of change in accounting principle	9,466	(2,141)
Net income (loss)	9,466	(2,141)
Earnings (loss) per share — basic	0.48	(0.22)
Earnings (loss) per share — diluted	0.45	(0.22)
     This information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of the beginning of each period presented, nor is it indicative of future financial results.
6. Debt
     In connection with the merger with VS (described in Note 5), the Company issued senior notes in an aggregate principal amount of $20 million to former members of VS. The senior notes accrue interest at a rate of 4% per annum and mature on August 1, 2007. Interest on the notes is payable at maturity or on certain earlier repayment or prepayment dates. The senior notes are subject to mandatory repayment, on demand, at any time after April 1, 2007 or upon certain underwritten public offerings of the Company’s common stock and must be repaid if the Company incurs indebtedness that ranks senior or pari passu with the priority of payment attributable to the indebtedness represented by the senior notes, subject to certain exceptions for permitted indebtedness under the senior notes. The Company has the right to prepay, in whole or in part, the outstanding principal amount of these senior notes and all accrued interest thereon at any time without penalty.

     The Company has recorded imputed interest on the senior notes based on an effective interest rate of 9.5%. The discount of $1.3 million is being amortized, using the effective interest method, over the period ending April 1, 2007, which is the date on which the senior notes become payable upon demand. Total discount amortization of $968,000 was recorded as interest expense during the year ended December 31, 2006. Interest expense, inclusive of discount amortization, totaled $1.7 million for the year ended December 31, 2006.
     As described in Note 12, in February 2007 the Company entered into a loan and security agreement with Silicon Valley Bank, which provides for a $15 million revolving credit facility through February 2009. As of March 9, 2007, the Company had used $5.0 million of initial borrowings under this credit facility, together with cash-on-hand, to repay all of the senior notes issued in connection with the VS merger.
7. Stock-Based Compensation Plans
     The Company adopted the 2004 Equity Incentive Award Plan (“2004 Plan”) effective on September 28, 2004. The 2004 Plan authorized the Company to initially issue up to 2,100,000 shares of common stock. Commencing on January 1, 2005 and on each January 1 thereafter during the ten-year term of the 2004 Plan, the number of shares of common stock that may be issued pursuant to awards granted under the 2004 Plan is automatically increased by that number of shares equal to the lesser of (1) four percent of the outstanding shares of common stock on such date, (2) 1,000,000 shares or (3) a lesser amount determined by the Company’s board of directors.
     The 2004 Plan replaced the Company’s 2000 equity incentive plan (“2000 Plan”) but all awards outstanding under the 2000 Plan as of the effective date of the 2004 Plan remained outstanding and exercisable pursuant to the terms of the 2000 Plan and the terms of such individual grants, but no additional awards will be granted under the 2000 Plan. The 2004 Plan provides for awards consisting of stock options, restricted stock, stock appreciation rights, performance awards, dividend equivalents, stock payments, restricted stock units and other stock related benefits, or any combination thereof. The 2004 Plan provides for the grant of options and restricted (nonvested) stock awards to selected employees and directors of, and consultants to, the Company to purchase shares of the Company’s common stock.
     In May 2006, the Company adopted the 2006 Employment Commencement Equity Incentive Award Plan (the “2006 Plan”). The 2006 Plan authorizes the issuance of up to 500,000 shares of common stock and it provides for awards consisting of stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments, restricted stock units and other stock-based awards, or any combination thereof. Awards under the 2006 Plan may only be made to new employees of the Company (or following a bona fide period of non-employment) in connection with such employee’s commencement of employment with the Company if such grant is an inducement material to such employee’s entering into employment with the Company.
     In the event of a change of control, as defined in each of the 2006 Plan, 2004 Plan and 2000 Plan (collectively, the “Plans”) where the acquirer does not assume or replace awards granted under the Plans, such awards that are held by participants whose employment or service with the Company has not terminated will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable in connection with such change of control.
     Vesting provisions and other terms and conditions of awards granted under each of the Plans are determined by the compensation committee at the time of grant. Options granted under the Plans generally vest over four years and restricted stock awards generally vest over one year. Options generally expire seven or ten years from the date of grant and restricted stock awards generally have a contractual term of one year. Stock-based compensation is measured at the grant-date fair value and is amortized over the vesting term using an accelerated graded method as allowed by SFAS No. 123R. Upon option exercise, the Company issues new shares of common stock.
     In connection with the acquisition of Avivo Corporation in May 2005, the Company assumed all of the options then outstanding under the Avivo 1999 Equity Incentive Plan (the “Avivo Plan”), which then became exercisable for approximately 164,000 shares of the Company’s common stock. The options will continue to vest under the terms of the Avivo Plan. These options generally vest over five years and expire ten years from the grant date. The Company does not intend to grant any additional options under the Avivo Plan. All information below includes the options assumed by the Company under the Avivo Plan.

Information under SFAS No. 123R for 2006
     The Company has recorded approximately $7.8 million of compensation expense relative to stock options for the year ended December 31, 2006 in accordance with SFAS No. 123R. As of December 31, 2006, there was approximately $9.4 million of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 1.46 years. Stock option activity under all plans is summarized as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Options	Exercise	Contractual	Value
	Outstanding	Prices	Term (years)	(in millions)
Balance at December 31, 2005	2,814,596	$9.29
Granted	2,183,369	16.66
Exercised	(230,979)	6.34
Forfeited	(885,591)	12.67

Balance at December 31, 2006	3,881,395	12.84	7.67	$7.7

Vested and expected to vest at December 31, 2006	3,508,019	12.62	0.90	$7.6

Exercisable at December 31, 2006	1,140,816	8.13	7.12	$5.8

     The Company has recorded $3.6 million of compensation expense relative to restricted stock awards for the year ended December 31, 2006 in accordance with SFAS No. 123R. As of December 31, 2006, there was $0.3 million of total unrecognized compensation costs related to the restricted stock awards. These costs are expected to be recognized over a weighted average period of 0.09 years. Restricted (nonvested) stock activity under all plans is summarized as follows:

		Weighted
		Average
	Restricted	Remaining
	Stock	Contractual
	Outstanding	Term (in years)
Nonvested shares at December 31, 2005	—
Awarded	199,507
Vested	(9,166)
Forfeited	(4,704)

Nonvested shares at December 31, 2006	185,637	0.09

     The weighted average grant-date estimated fair value of options granted during the year ended December 31, 2006 was $6.76 and the weighted average grant-date fair value of restricted stock awards granted during the year ended December 31, 2006 was $20.40 per share. For the year ended December 31, 2006, the total intrinsic value of options exercised was $1.8 million and the total fair value of restricted stock awards vested was $122,000.
     The following table presents the stock-based compensation expense included in the Company’s cost of revenues, sales and marketing, technology development, and general and administrative expenses for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2006	2005	2004
Cost of revenues	$2,359	$58	$15
Sales and marketing	3,791	183	209
Technology development	2,555	334	37
General and administrative	2,719	423	621

Stock-based compensation expense before taxes	11,424	998	882
Related income tax benefits	(4,530)	(396)	—
Cumulative effect of change in accounting principle, net of tax	(13)	—	—

Stock-based compensation expense, net of taxes	$6,881	$602	$882

     Information under SFAS No. 123 for Periods Prior to 2006
     Stock option transactions under all plans are summarized as follows:

		Weighted-
		Average
	Options	Exercise
	Outstanding	Prices
Balance at December 31, 2003	1,089,444	$2.00
Granted	1,053,321	7.54
Exercised	(406,862)	1.04
Forfeited	(99,241)	4.88

Balance at December 31, 2004	1,636,662	5.62
Granted	1,644,598	11.65
Exercised	(334,713)	2.92
Forfeited	(131,951)	9.31

Balance at December 31, 2005	2,814,596	$9.29

Options exercisable at December 31, 2005	552,363	$4.68

Options exercisable at December 31, 2004	405,795	$3.31

     The weighted-average grant-date fair value per share of options granted for the years ended December 31, 2005 and 2004 was as follows:

	Year Ended
	December 31,
	2005	2004
Weighted-average fair value:
Options granted below fair value	$8.40	$1.92
Options granted above fair value	4.72	0.21
Options equal to fair value	5.14	4.37
Weighted-average exercise price:
Options granted at or below fair value	11.64	7.59
Options granted above fair value	12.02	6.74
     The weighted average grant-date estimated fair value of options granted during the years ended December 31, 2005 and 2004 was $5.54 and $2.93 per share, respectively. There were no restricted stock awards granted during the years ended December 31, 2005 and 2004. The total intrinsic value of options exercised was $4.5 million and $0.6 million for the years ended December 31, 2005 and 2004, respectively.
     The intrinsic value per share, which is the difference between the fair value per share and the exercise price, was recognized as compensation expense over the applicable vesting period for awards accounted for under APB No. 25. Unearned stock-based compensation is being amortized over the vesting term using an accelerated graded method in accordance with FIN No. 28. The fair value of common stock was determined on a retrospective basis for all grants prior to the Company’s initial public offering on October 1, 2004.
8. Qualified Retirement Plan
     The Company maintains an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may contribute a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion. Beginning in 2005 the Company initiated a 50% match of up to 4% of the employee’s contributions, which was increased to a 50% match of up to 5% of the employee’s contributions effective January 1, 2006. The Company’s total contributions to the 401(k) plan were $425,000 and $185,000 for the years ended December 31, 2006 and 2005, respectively.

9. Income Taxes
     (Loss) income before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005	2004
United States	$(12,914)	$5,952	$1,264
International	694	634	550

	$(12,220)	$6,586	$1,814

     The components of the (benefit from) provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Current
Federal	$23	$64	$25
State	9	56	2
Foreign	233	204	21

	265	324	48

Deferred
Federal	(3,702)	(2,997)	—
State	(1,054)	(438)	—
Foreign	—	38	(2)

	(4,756)	(3,397)	(2)

	$(4,491)	$(3,073)	$46

     Deferred tax assets and liabilities are comprised of the following (in thousands):

	December 31,
	2006	2005
Deferred tax assets
Accrued bonuses and vacation	$208	$250
Allowance for doubtful accounts	150	95
Stock-based compensation related to nonstatutory stock options	4,322	1,111
Depreciation and amortization	480	308
Federal net operating loss carryforward	10,419	10,078
State net operating loss carryforward	1,503	1,030
Credits	23	—
Other	204	75

	17,309	12,947

Deferred tax liabilities
Other identified intangibles	(1,251)	(2,764)
Capitalized software and website development costs	(394)	(510)

	(1,645)	(3,274)
Valuation allowance	—	—

	$15,664	$9,673

     At December 31, 2006, the Company had federal net operating loss carryforwards of approximately $30.6 million and state net operating loss carryforwards of approximately $22.3 million, which are available to offset future taxable income. The federal net operating loss carryforwards will begin to expire in 2020. The state net operating loss carryforwards will begin to expire in 2012.
     In 2006, net deferred tax assets increased approximately $6.0 million primarily due to the recognition of approximately $4.3 million of net deferred tax assets in connection with compensation expense related to stock options. The realization of the tax benefits of this deferred tax asset is dependent upon the stock price of the Company exceeding the exercise price of the related stock options at the time of exercise, as well as the sufficiency of taxable income in future years. The Company’s net deferred tax assets also consist of accumulated net operating losses which are also subject to Section 382 as a result of prior ownership changes. The combined deferred tax assets represent the amounts expected to be realized before expiration.

     The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more-likely-than-not that its net deferred tax assets will ultimately be recovered and, accordingly, no valuation allowance was recorded as of December 31, 2006.
     A reconciliation of the income tax (benefit) expense computed using the U.S. federal statutory tax rate (34%) and the Company’s provision for income taxes follows (in thousands):

	December 31,
	2006	2005	2004
Computed expected federal tax (benefit) expense	$(4,161)	$2,208	$611
State taxes, net of federal benefit	(690)	391	139
Stock-based compensation expense	(2)	(13)	(30)
Alternative minimum tax	—	—	11
Original issue discount amortization	311	—	—
Other	51	215	58
Valuation allowance	—	(5,874)	(743)

	$(4,491)	$(3,073)	$46

10. Segment Information
     As a result of the Company’s merger with VS in February 2006, the Company had two reportable business segments in 2006: WebSideStory and Visual Sciences, as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. WebSideStory sells products to build and optimize a company’s online presence such as web analytics, website search, web content management, and keyword bid management. Visual Sciences sells products that analyze customer interactions and data across a company’s business, such as web, call center and messaging analytics. Customers use the services offered by WebSideStory to better understand how Internet users respond to website design and content, online marketing and e-commerce offerings and to manage the content of their web pages and make them searchable. Customers use the services offered by Visual Sciences to analyze and understand customer interaction across multiple delivery channels. Delivery of the services offered by WebSideStory occurs on-demand over the Internet using secure, proprietary and scalable applications and system architectures. Delivery of the services offered by the Visual Sciences division occurs either in-house by installation of licensed software on a customer’s hardware or on-demand over the Internet using secure, proprietary and scalable applications and system architectures.
     Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer.
     During the first quarter of 2007, the Company merged its two segments and began operating its business in one reportable segment: a suite of products that builds and optimizes a company’s online presence and analyzes customer interaction and data across a company’s business. The Chief Executive Officer began evaluating the Company’s performance on a consolidated basis during the first quarter of 2007. Accordingly, all periods presented herein have been reclassified to conform to the single reportable segment.
     As of December 31, 2006 and 2005, 4% of the Company’s total assets were located outside the United States. Revenues for the years ended December 31, 2006, 2005 and 2004 by subsidiary geographic region were as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
United States	$56,234	$33,831	$18,983
Europe	8,293	5,621	3,619

	$64,527	$39,452	$22,602

     No individual European subsidiary accounted for 10% or more of total revenue for the years ended December 31, 2006, 2005 and 2004.
11. Commitments and Contingencies
     On February 3, 2006, NetRatings, Inc., an internet media and market research company, filed a lawsuit against the Company in the United States District Court for the Southern District of New York. The suit alleges willful infringement of United States Patent Nos. 5,675,510, 6,108,637, 6,115,680, 6,138,155, 6,763,386. In the complaint, NetRatings seeks a preliminary and permanent injunction, unspecified monetary damages (compensatory and enhanced) and recovery of its attorneys’ fees and costs. The Company’s answer to the complaint, in which it denied the material allegations of the complaint, was filed on March 24, 2006. A Markman claim construction hearing was held on February 1, 2007. A final pre-trial conference for this case is scheduled for July 25, 2007. No trial date is currently set for this case. Although there can be no assurance that an unfavorable outcome in this matter would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims made by NetRatings are without merit and intends to vigorously defend the action. As such, the Company does not believe a probable or estimable loss contingency related to this matter exists as of December 31, 2006; therefore, no loss accrual has been recorded.
     On February 22, 2006, the Company filed a complaint in the United States District Court for the Southern District of California charging NetRatings with willful infringement of United States Patent No. 6,393,479. The complaint seeks a permanent injunction against continued infringement as well as unspecified monetary damages (compensatory and enhanced) and recovery of the Company’s attorneys’ fees and costs. On March 30, 2006, the Company filed a first amended complaint containing additional details regarding the NetRatings products currently accused of infringing the ‘479 Patent. NetRatings answered the amended complaint on April 12, 2006, denying the material allegations of the amended complaint and asserting counterclaims for a declaration of non-infringement and invalidity/unenforceability of the ‘479 Patent. On May 5, 2006, the Company replied to the counterclaims, denying their material allegations. A Markman claim construction hearing was held on January 24, 2007. A pre-trial conference for this case is scheduled for September 10, 2007. No trial date is currently set for this case. Given the nature of patent litigation, at the present time the Company is unable to quantify the amount of remuneration it will ultimately seek in this proceeding or the likelihood of recovering any portion of such remuneration once quantified.
     From time to time, the Company is also involved in other routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.
     During 2006, the Company entered into non-cancelable letters of credit in the aggregate amount of $442,000 to secure future payments under leases for two facilities. The letters of credit expire in 2007 and contain automatic renewal terms extending through 2013. No amounts have been drawn against either letter of credit as of December 31, 2006. The funds that secure the letters of credit for the bank have been classified as restricted cash and included in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2006.
     The Company leases its office facilities and office equipment under non-cancelable operating lease arrangements that expire on various dates through January 2013 and, with respect to the office leases, contain certain renewal options. Rent expense under non-cancelable operating lease arrangements is accounted for on a straight-line basis and totaled $2.0 million, $1.3 million and $0.9 million during 2006, 2005 and 2004, respectively. Rent expense for the years ended December 31, 2006, 2005 and 2004 was net of sublease income of $778,000, $768,000 and $744,000, respectively.
     The following table summarizes the approximate future minimum rentals under non-cancelable operating lease arrangements, net of sublease rental income of $597,000 in 2007, in effect at December 31, 2006 (in thousands):

Year Ending December 31:
2007	$2,168
2008	2,619
2009	2,635
2010	2,639
2011	2,718
Thereafter	3,033

Total	$15,812

12. Subsequent Events
     New Credit Facility
     In February 2007, the Company entered into a loan and security agreement with Silicon Valley Bank (the “Credit Agreement”), which provides for a $15 million senior secured revolving credit facility through February 2009. Amounts borrowed under the Credit Agreement bear interest at 0.25 percent less than the prime rate, or LIBOR plus 2.50 percent, as selected by the Company. All advances made under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries and are secured by a first priority security interest in substantially all of the present and future personal property of the Company and certain domestic subsidiaries, other than intellectual property rights and the capital stock of foreign subsidiaries. Advances under the revolving credit facility will be used by the Company for working capital, to help repay the $20 million in aggregate principal amount of senior notes issued in connection with the merger with VS, and to fund the Company’s general business requirements.
     Under the Credit Agreement, the Company is subject to certain limitations including limitations on its ability to incur additional debt, sell assets, make certain investments or acquisitions, grant liens, pay dividends and enter into certain merger and consolidation transactions, among other restrictions. The Company is also required to maintain compliance with financial covenants which include a minimum consolidated adjusted quick ratio and a minimum level of earnings before stock-based compensation, income taxes, depreciation and amortization expense.
     As of March 9, 2007, the Company had used $5.0 million of initial borrowings under this credit facility, together with cash-on-hand, to repay all of the senior notes it had issued in connection with the VS merger.